UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 10, 2003

CCC Information Services Group Inc.
(Exact name of registrant as specified in its chapter)

Delaware	000 – 28600	54-1242469
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

World Trade Center Chicago 444 Merchandise Mart, Chicago, Illinois 60654
(Address of Principal Executive Offices)

312-222-4636
(Registrant’s telephone number, including area code)

Item 9.  Regulation FD Disclosure

On March 10, 2003, Reid E. Simpson, Executive Vice President and Chief Financial Officer of CCC Information Services Group Inc. (the “Company”), entered into a sales plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Under Rule 10b5-1, corporate insiders may adopt a prearranged plan or contract for the sale of Company securities under specified conditions and times.

Under his sales plan, Mr. Simpson has authorized Merrill Lynch, Pierce, Fenner & Smith Incorporated to sell on his behalf up to a total of 17,000 shares of the Company’s common stock according to formulas which include quantities, price points, dates and other variables in accordance with SEC rules, beginning March 12, 2003.  The plan calls for monthly sales over the 12 months ending March 2004.  Shares of common stock to be sold under the sales plan are issuable to Mr. Simpson under stock option agreements.  The sales plan will expire when the aggregate number of shares of common stock sold pursuant to the sales plan totals 17,000 shares, or when earlier terminated in accordance with the plan.  The total number of shares that may be sold under the plan represent approximately 17% of Mr. Simpson’s current holdings of the Company’s common stock (including shares issuable to Mr. Simpson upon exercise of vested stock options).

Except as may be required by law, the Company does not undertake to report future plans by officers or directors of the Company nor to report modifications, terminations, transactions or other activities under such plans.

The information in this Current Report on Form 8-K is furnished pursuant to Item 9 and shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 14, 2003	CCC INFORMATION SERVICES GROUP INC.

	By:	/s/ Robert S. Guttman
Robert S. Guttman Senior Vice-President, General Counsel and Corporate Secretary